EXHIBIT 5.2

Moss & Barnett
A Professional Association
4800 Wells Fargo Center
Minneapolis, MN 55402

September 14, 2004

Rural Cellular Corporation
3905 Dakota Street SW
P.O. Box 2000
Alexandria, MN 56308-2000

Ladies and Gentlemen:

     In connection with the registration under the Securities Act of 1933, as amended (the “Act”), of $160,000,000 aggregate principal amount of Rural Cellular Corporation’s (the “Company”) Series B Senior Secured Floating Rate Notes due 2010 (the “2010 Exchange Notes”) and $350,000,000 aggregate principal amount of the Company’s Series B 8¼% Senior Secured Notes due 2012 (the “2012 Exchange Notes” and together with the 2010 Exchange Notes, the “Exchange Notes”) and guarantees thereof (the “Guarantees”) by each of the guarantors listed on Schedule I hereto (the “Guarantors”) to be issued in exchange for the Company’s outstanding unregistered Senior Secured Floating Rate Notes due 2010 and 8¼% Senior Secured Notes due 2012, together with guarantees thereof by the Guarantors, pursuant to (a) the Indenture dated as of March 25, 2004 (the “Indenture”) by and among the Company, the Guarantors, and U.S. Bank National Association, as trustee (the “Trustee”), and (b) the Registration Rights Agreement dated as of March 25, 2004 (the “Registration Rights Agreement”) by and among the Company, the Guarantors, Lehman Brothers Inc., Banc of America Securities LLC, and Lazard Frères & Co. LLC, we have examined such corporate records, certificates, and other documents, and considered such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

     Based on that examination, it is our opinion that:

1.	The Company has been duly incorporated and has all corporate power and authority necessary to issue the Exchange Notes.

2.	Each of the Guarantors has been duly incorporated or organized, as the case may be, and has all corporate or limited liability company, as the case may be, power and authority necessary to issue the Guarantees (except that we express no opinion with regard to Alexandria Indemnity Corporation, BMCT Equipment Company, L.L.C., or Ferry Equipment Company, L.L.C. (the “Excluded Guarantors”).

3.	The Exchange Notes have been duly and validly authorized and, upon execution at the closing of the exchange offer, will be duly executed by the Company.

4.	The Guarantees have been duly and validly authorized and executed and the Affirmation of Guarantor, upon execution at the closing of the exchange offer, will be duly executed by each of the Guarantors (except that we express no opinion as to the Excluded Guarantors).

5.	The issuance of the Exchange Notes will not conflict with or result in a breach or violation of any of the terms or provisions of the articles of incorporation or bylaws of the Company.

6.	The issuance of the Guarantees does not conflict with or result in a breach or violation of any of the terms or provisions of the organizational documents of any of the Guarantors (except that we express no opinion as to the Excluded Guarantors).

     In rendering this opinion, we have relied as to certain matters on information obtained from public officials and other sources believed by us to be responsible, and we have assumed (i) the due authorization, execution, and delivery of the Indenture by the Trustee, (ii) that the Exchange Notes and the Affirmation of Guarantors will conform to the specimens thereof examined by us, (iii) that the Trustee’s certificates of authentication of the Exchange Notes will be manually signed by one of the Trustee’s authorized officers, and (iv) that the signatures on all documents examined by us are genuine and each copy of a manually signed document provided to us conforms to the manually signed original, assumptions which we have not independently verified.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the prospectus forming a part of the Registration Statement.

Very truly yours,
/s/ Moss & Barnett, A Professional Association

MOSS & BARNETT, A PROFESSIONAL ASSOCIATION

SCHEDULE I

ENTITY	STATE OF ORGANIZATION
Alexandria Indemnity Corporation	Vermont
BMCT Equipment Company, L.L.C.	Delaware
Ferry Equipment Company, L.L.C.	Delaware
RCC Atlantic, Inc.	Minnesota
RCC Atlantic Licenses, LLC	Minnesota
RCC Atlantic Long Distance, Inc.	Minnesota
RCC Holdings, Inc.	Minnesota
RCC Minnesota, Inc.	Minnesota
RCC Network, Inc.	Minnesota
RCC Paging, Inc.	Minnesota
RCC Transport, Inc.	Minnesota
RGI Group, Inc.	Minnesota
TLA Spectrum, LLC	Minnesota